Exhibit 7.1

AMENDED AND RESTATED JOINT FILING AGREEMENT

IN ACCORDANCE WITH Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Class A Shares of the Issuer, and that this Joint Filing Agreement be included as an exhibit to such joint filing, provided that, as contemplated by Section 13d-1(k)(2), no person shall be responsible for the completeness and accuracy of the information concerning the other persons making the filing unless such person knows or has reason to know such information is inaccurate.

This Joint Filing Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of this 24th day of May 2019.

WOODS STATON

By:	/s/ Woods Staton
	Name:	Woods Staton

CHABLAIS INVESTMENTS S.A.

By:	/s/ Baraterre Limited
	Name:	Baraterre Limited
	Title:	Authorized Signor for Director

By:	/s/ Tarpumbay Limited
	Name:	Tarpumbay Limited
	Title:	Authorized Signor for Director

SCHEDULE A

CONTROLLING PERSONS, DIRECTORS AND EXECUTIVE OFFICERS OF CHABLAIS

The name, business address, title, present principal occupation or employment of each of the directors and executive officers of Chablais that are natural persons are set forth below. If no business address is given, the director’s or officer’s business address is Chablais’s address. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to Chablais.

For each of the directors and executive officers of Chablais that are entities, the name, place of organization, principal business and the address of the principal office of such director or executive officer are set forth below.

Mr. Staton controls all actions taken by Chablais and disclaims beneficial ownership of any Class A Shares of the Issuer held by Baraterre Limited and Tarpumbay Limited.

Name and Business Address	Place of Organization	Principal Business
Directors
Baraterre Limited, c/o J.P. Morgan Trust Company (Bahamas) Limited, Bahamas Financial Centre, 2nd Floor, Shirley & Charlotte Streets, Nassau, The Bahamas	The Bahamas	Serve as nominee shareholder or director of private investment companies on behalf of J.P. Morgan Trust Company (Bahamas) Limited
Tarpumbay Limited, c/o J.P. Morgan Trust Company (Bahamas) Limited, Bahamas Financial Centre, 2nd Floor, Shirley & Charlotte Streets, Nassau, The Bahamas	The Bahamas	Serve as nominee shareholder or director of private investment companies on behalf of J.P. Morgan Trust Company (Bahamas) Limited

Name and Business Address	Citizenship	Present Principal Occupation Including Name and Address of Employer
Controlling Persons
Woods Staton, Mantua No. 6575 (esquina Potosí), Montevideo, Uruguay 11500	Colombia	Executive Chairman, Arcos Dorados Holdings Inc., Dr. Luis Bonavita 1294, Office 501, Montevideo, Uruguay 11300